Exhibit 99.1

Quantum Announces $0.10 GAAP EPS for the Third Quarter of Fiscal 2020

Adjusted Net Income of $7.3 Million more than doubles; Adjusted Net Income Per Share doubles to $0.16 and
Adjusted EBITDA Increases 30% to $14.7 Million
Receives Listing Approval; Company to begin trading on Nasdaq under the ticker “QMCO” on February 3, 2020

SAN JOSE, Calif.—January 29, 2020—Quantum Corporation (OTC: QMCO) today announced financial results for its third fiscal quarter ended December 31, 2019.

Nasdaq Listing:
Quantum has received approval to list the Company’s common stock on the Nasdaq Global Market. Management expects shares of the Company’s common stock will begin trading on The Nasdaq Stock Market on Monday, February 3, 2020 under the ticker “QMCO.”

Highlights: Third Quarter of Fiscal 2020 vs. Prior-Year Third Quarter

•	Gross margins increased 340 basis points to 45.6%

•	Net Income increased by $9.0 million to $4.7 million

•	Adjusted Net Income increased by $3.9 million to $7.3 million

•	Adjusted EBITDA increased by $3.6 million to $14.7 million

•	Revenue increased 1% to $103.3 million

•	Research and development investments increased 18%

Jamie Lerner, Chairman and CEO commented, “We continued to advance our strategic transformation, focusing on margin expansion and profitability as we reposition Quantum as an innovator, poised to solve the biggest challenges around video and video-like data.”

The strong third fiscal quarter gross margin of 45.6% reflected a favorable sales mix and Quantum’s focus on a value-selling approach. Excluding the contribution from royalty revenue, the Company’s gross margin reached 43.4%, compared to 39.3% in the year-ago quarter, demonstrating the increased value it is providing to customers. This translated to a significant improvement in operating margin and a return to GAAP profitability, with $4.7 million in net income, compared to a net loss of $4.3 million in the third fiscal quarter last year. Year-to-date, Quantum’s gross margin was 43.3% compared to 41.7%, an improvement of 160 basis points.

“This return to profitability validates the success of our transformation and provides us momentum as we uplist to the Nasdaq,” Lerner continued.

Quantum achieved its profitability guidance for the quarter, despite generating revenues that were lower than expectations, primarily as a result of the volatility inherent to its hyperscaler business, where timing of large orders can fluctuate based on a variety of external factors.

“Our third quarter results demonstrate that with an improved sales mix, continued operational efficiency and sales discipline, we can drive incremental profitability even across slightly lower revenue,”Mr. Lerner added. The long-

term business opportunity in the archive tape storage market remains significant, so while we expect our hyperscaler business in the short term to continue to be volatile, longer term we anticipate adding new hyperscaler customers, which will help address non-linear purchasing patterns from a concentrated customer base. As a result, we have made the prudent decision to adjust our full year guidance. This decision underscores the short-term volatility related to larger customers who are looking to leverage the reliability and value tape offers, giving us increased optimism in the opportunity as we work to accelerate top-line growth in fiscal 2021 and beyond.

“Our offerings in the video and video-like data portion of our business remained strong, and we continue to see growing demand for our differentiated solutions,” Mr. Lerner concluded. “Our focus is to increase the contribution from these products, which maintain a better margin profile, which should mitigate the timing of hyperscaler revenue over time. Our new F-Series solutions had their strongest quarter yet and I am encouraged with the momentum for these products, and this reinforces my confidence in sustainable, profitable growth.”

Third Quarter of Fiscal 2020 vs. Prior-Year Quarter
Revenue was $103.3 million for the third quarter in fiscal 2020, up 1% compared to $102.0 million in the year ago quarter.
Gross profit in the third quarter of fiscal 2020 was $47.1 million or 45.6% gross margin, compared to $43.1 million, or 42.2% gross margin, in the year ago quarter. Gross margins improved year over year primarily due to a sales mix weighted towards more profitable product lines and service offerings as well as cost reductions across a wide range of products.
Total operating expenses were $35.4 million, or 34.3% of revenue, in the third quarter of fiscal 2020 compared to $39.6 million, or 38.8% of revenue, in the year ago quarter. Selling, general and administrative expenses declined 15% to $26.1 million for the third quarter of fiscal 2020 compared to $30.5million in the year ago quarter. Research and development expenses were $9.3 million in the third quarter of fiscal 2020, up 18% compared to $7.9 million in the year ago quarter.
Net income was $4.7 million, or $0.10 per diluted share in the third quarter of fiscal 2020, compared to a Net loss of $(4.3) million, or $(0.12) per share, in the year ago quarter.
Excluding non-recurring charges, stock compensation and restructuring charges, Adjusted Net Income was $7.3 million, or $0.16 per diluted share in the third quarter of fiscal 2020, compared to $3.4 million, or $0.08 per diluted share, in the year ago quarter.
Adjusted EBITDA increased $3.6 million to $14.7 million in the third quarter of fiscal 2020, compared to $11.1 million in the year-ago quarter.

Year-to-Date Fiscal 2020 vs. Year-to-Date Fiscal 2019
Revenue was $314.7 million and increased 5% for the first nine months of fiscal 2020, compared to $299.4 million in the year-ago period. The growth was driven by a 10% increase in product revenue with growth across all product lines, which was partially offset by declines in royalty and service revenues. The modest decline in service revenues was primarily due to the timing of customer installation scheduling.
Gross profit for the first nine months of fiscal 2020 was $136.4 million, or 43.3% gross margin, compared to $124.9 million, or 41.7% gross margin, in the year ago period. Gross margins improved year over year primarily due to cost reductions in cost of service and across a wide range of products and a sales mix weighted towards more profitable product lines.
Total operating expenses for the first nine months of fiscal 2020 were $117.8 million, or 37% of revenue, compared to $129.2 million, or 43% of revenue, in the year ago period. Research and development expenses increased 13% to $27.1 million for the first nine months of fiscal 2020 compared to $24.0 million in the year ago period. Selling, general and administrative expenses declined 10% to $89.7 million for the first nine months of fiscal 2020 compared to $99.7 million for the year ago period due to lower costs associated with the financial restatement and related activities and overall lower operating expenses as a result of our efforts to streamline processes and tools and reduce our facilities footprint.
Net loss was $1.4 million, or $(0.04) per share, for the first nine months of fiscal 2020, compared to a Net loss of $(33.4) million, or $(0.94) per share, in the year ago quarter.

Excluding non-recurring charges, stock compensation and restructuring charges, Adjusted Net Income was $17.8 million, or $0.40 per diluted share for the first nine months of fiscal 2020, compared to $1.9 million, or $0.05 per diluted share, in the same period last year.
Adjusted EBITDA increased $15.9 million to $40.5 million for the first nine months of fiscal 2020, compared to $20.7 million in the year ago period.

Balance Sheet and Liquidity as of December 31, 2019

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Cash and cash equivalents of $7.5 million as of December 31, 2019, compared to $10.8 million as of March 31, 2019. These amounts exclude $5.9 million in restricted cash required under the Company’s Credit Agreements.

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Outstanding long-term debt as of December 31, 2019 was $152.4 million net of $14.6 million in unamortized debt issuance costs and $1.7 million in current portion of long-term debt. This compares to $145.6 million of outstanding debt as of March 31, 2019, net of $17.3 million in unamortized debt issuance costs and $1.7 million in current portion of long-term debt. The increase in long term debt from March 31, 2019 was primarily due to borrowings of $5.3 million at December 31, 2019 from the revolving credit facility to meet short term working capital requirements.

•	Total interest expense was $6.4 million and $19.1 million for the three and nine months ended December 31, 2019, respectively.
A reconciliation between GAAP and non-GAAP information is contained in the financial information below. Additional information about Adjusted EBITDA and Adjusted Net Income information appears at the end of this release.

Outlook
The Company noted that the fourth fiscal quarter, excluding the impact of hyperscaler business, has historically been the lowest product revenue period of the year. For the fourth fiscal quarter of 2020, the Company expects revenues of $95 million plus or minus $5 million. The Company expects Adjusted Net Income to be $2 million plus or minus $2 million and related Adjusted Net Income per share of $0.04 plus or minus $0.04. Adjusted EBITDA is expected to be $10 million plus or minus $2 million.
Quantum is adjusting its full-year outlook. Management now expects total revenues for fiscal 2020 to be $410 million plus or minus $5 million and Adjusted EBITDA guidance to be $50 million plus or minus $2 million.

Settlement of SEC Investigation
The Company and the Securities and Exchange Commission ("SEC") have settled a cease-and-desist proceeding arising out of the SEC's investigation of the matters disclosed in the Company's Current Reports on Form 8-K filed on February 8, 2018, September 14, 2018 and August 6, 2019. The matters concern the Company’s historic accounting practices, internal controls and a restatement related to revenue recognition for transactions between the fourth quarter of fiscal 2015 and the second quarter of fiscal 2018. The settlement includes a cease and desist order and payment of $1.0 million as a civil penalty; the order may be viewed on the SEC’s website at https://www.sec.gov/litigation/admin/2019/34-87812.pdf.

Conference call
Management will host a conference call to discuss these results today, January 29, 2020 at 5 p.m. ET (2 p.m. PT).
Dial-in Numbers

•	844-369-8770 (U.S. Toll-Free)

•	862-298-0840 (International)
Audio Webcast

The conference call will be simultaneously webcasted on the investor relations section of the Company’s website at http://investors.quantum.com under the events and presentations tab. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for approximately 90 days.
Replay Numbers

•	877-481-4010 (U.S. Toll-Free)

•	919-882-2331 (International)

•	Replay Passcode: 57411

•	Replay Expiration: Wednesday, February 5, 2020

About Quantum
Quantum technology and services help customers capture, create and share digital content - and preserve and protect it for decades.  With solutions built for every stage of the data lifecycle, Quantum’s platforms provide the fastest performance for high-resolution video, images, and industrial IoT.  That’s why the world’s leading entertainment companies, sports franchises, researchers, government agencies, enterprises, and cloud providers are making the world happier, safer, and smarter on Quantum.  See how at www.quantum.com.
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Quantum and the Quantum logo are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.
Forward-Looking Statements
This press release contains “forward-looking” statements. Quantum advises caution in reliance on forward-looking statements. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Quantum Corporation and its consolidated subsidiaries (“Quantum”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, Adjusted EBITDA, Adjusted Net Income, cash flows, or other financial items; any projections of the amount, timing or impact of cost savings or restructuring charges and any resulting cost savings, revenue or profitability improvements; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the need to address the many challenges facing Quantum’s businesses; the competitive pressures faced by Quantum’s businesses; risks associated with executing Quantum’s strategy; the distribution of Quantum’s products and the delivery of Quantum’s services effectively; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; estimates and assumptions related to the cost (including any possible disruption of Quantum’s business) and the anticipated benefits of the transformation and restructuring plans; the outcome of any claims and disputes; and other risks that are described herein, including but not limited to the items discussed in “Risk Factors” in Quantum’s filings with the Securities and Exchange Commission, including its Form 10-K filed with the Securities and Exchange Committee on August 6, 2019. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Public Relations Contact: Bob Wientzen Quantum Corporation 720-201-8125 bob.wientzen@quantum.com	Investor Contact: Rob Fink FNK IR 646-809-4048 rob@fnkir.com

QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts, unaudited)

	December 31, 2019	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$7,542	$10,790
Restricted cash	897	1,065
Accounts receivable, net of allowance for doubtful accounts of $264 and $68 as of December 31, 2019 and March 31, 2019, respectively	74,877	86,828
Manufacturing inventories	25,172	18,440
Service parts inventories	18,935	19,070
Other current assets	8,451	18,095
Total current assets	135,874	154,288
Property and equipment, net	8,546	8,437
Restricted cash	5,000	5,000
Right-of-use assets, net	11,910	—
Other long-term assets	3,973	5,146
Total assets	165,303	172,871
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	44,643	37,395
Deferred revenue	74,616	90,407
Accrued restructuring charges	—	2,876
Long-term debt	1,650	1,650
Accrued compensation	14,772	17,117
Other accrued liabilities	16,338	29,025
Total current liabilities	152,019	178,470
Deferred revenue	35,349	36,733
Long-term debt, net of current portion	152,414	145,621
Operating lease liabilities	10,045	—
Other long-term liabilities	10,943	11,827
Total liabilities	360,770	372,651
Commitments and contingencies (Note 6)
Stockholders' deficit
Common stock, $0.01 par value; 125,000 shares authorized; 39,855, and 36,040 shares issued and outstanding at December 31, 2019 and March 31, 2019, respectively	399	360
Additional paid-in capital	504,422	499,224
Accumulated deficit	(699,327)	(697,954)
Accumulated other comprehensive loss	(961)	(1,410)
Total stockholders’ deficit	(195,467)	(199,780)
Total liabilities and stockholders’ deficit	$165,303	$172,871

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenue:
Product	$66,435	$62,986	$200,361	$181,477
Service	32,892	34,097	98,673	101,013
Royalty	3,988	4,896	15,700	16,913
Total revenue	103,315	101,979	314,734	299,403
Cost of revenue:
Product	43,672	45,819	140,337	132,576
Service	12,567	13,078	37,972	41,879
Total cost of revenue	56,239	58,897	178,309	174,455
Gross profit	47,076	43,082	136,425	124,948
Operating expenses:
Research and development	9,325	7,907	27,058	24,030
Sales and marketing	15,421	16,991	46,101	52,797
General and administrative	10,719	13,481	43,623	46,943
Restructuring charges	(64)	1,227	1,020	5,428
Total operating expenses	35,401	39,606	117,802	129,198
Income (loss) from operations	11,675	3,476	18,623	(4,250)
Other income (expense), net	(611)	3,846	(446)	3,870
Interest expense	(6,425)	(6,238)	(19,079)	(14,809)
Loss on debt extinguishment, net	—	(5,033)	—	(17,458)
Net income (loss) before income taxes	4,639	(3,949)	(902)	(32,647)
Income tax provision (benefit)	(110)	337	471	739
Net income (loss)	$4,749	$(4,286)	$(1,373)	$(33,386)
Net income (loss) per share - basic	$0.12	$(0.12)	$(0.04)	$(0.94)
Net income (loss) per share - diluted	$0.10	$(0.12)	$(0.04)	$(0.94)
Weighted average shares - basic	38,134	35,552	36,828	35,500
Weighted average shares - diluted	46,567	35,552	36,828	35,500

Net income (loss)	$4,749	$(4,286)	$(1,373)	$(33,386)
Foreign currency translation adjustments, net	839	(157)	449	(1,126)
Total comprehensive income (loss)	$5,588	$(4,443)	$(924)	$(34,512)

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Nine Months Ended December 31,
	2019	2018
Operating activities
Net income (loss)	$(1,373)	$(33,386)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	3,119	3,228
Amortization of debt issuance costs	3,012	2,211
Provision for product and service inventories	4,946	7,385
Stock based compensation	5,408	2,818
Non-cash loss on debt extinguishment	—	17,458
Bad debt expense	220	167
Deferred income taxes	242	903
Unrealized foreign exchange (gain) loss	479	(382)
Changes in assets and liabilities:
Accounts receivable	11,731	15,677
Manufacturing inventories	(8,915)	16,475
Service parts inventories	(2,881)	(2,050)
Accounts payable	7,676	(24,031)
Accrued restructuring charges	(2,876)	(1,872)
Accrued compensation	(2,345)	(5,542)
Deferred revenue	(17,176)	(15,783)
Other assets and liabilities	(6,233)	9,371
Net cash used in operating activities	(4,966)	(7,353)
Investing activities
Purchases of property and equipment	(2,327)	(1,755)
Net cash used in investing activities	(2,327)	(1,755)
Financing activities
Borrowings of long-term debt and credit facility	245,590	397,088
Repayments of long-term debt and credit facility	(241,539)	(388,080)
Payment of taxes due upon vesting of restricted stock	(171)	—
Net cash provided by financing activities	3,880	9,008
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(83)
Net change in cash, cash equivalents and restricted cash	(3,416)	(183)
Cash, cash equivalents, and restricted cash at beginning of period	16,855	17,207
Cash, cash equivalents, and restricted cash at end of period	$13,439	$17,024
Supplemental disclosure of cash flow information
Cash paid for interest	$15,942	$12,140
Cash paid for income taxes, net of refunds	$155	$64
Non-cash transactions
Purchases of property and equipment included in accounts payable	$178	$159
Transfer of inventory to property and equipment	$253	$393
Payment of litigation settlements with insurance proceeds	$8,950	$—
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:

Cash and cash equivalents	$7,542	$10,926
Restricted cash, current	897	1,098
Restricted cash, long-term	5,000	5,000
Total cash, cash equivalents and restricted cash at the end of period	$13,439	$17,024

NON- U.S. GAAP FINANCIAL MEASURES
To provide investors with additional information regarding our financial results, we have presented Adjusted EBITDA and Adjusted Net Income (Loss), non-U.S. GAAP financial measures defined below.
Adjusted EBITDA is a non-U.S. GAAP financial measure defined by us as net loss before interest expense, net, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring charges, costs related to the financial restatement and related activities described in the Explanatory Paragraph and Note 2: – Restatement in our most recently filed Annual Report on Form 10-K and other non-recurring expenses.
Adjusted Net Income (Loss) is a non-U.S. GAAP financial measure defined by us as net loss before restructuring charges, stock-based compensation expense, costs related to the financial restatement and related activities described in the Explanatory Paragraph and Note 2: – Restatement in the Annual Report on Form 10-K and other non-recurring (income) expenses. The Company calculates Adjusted Net Income (Loss) per Basic and Diluted share using the Company’s above-referenced definition of Adjusted Net Income (Loss).
The Company considers non-recurring expenses to be expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses.
We have provided below a reconciliation of Adjusted EBITDA and Adjusted Net Income (Loss) to Net Income (Loss), the most directly comparable U.S. GAAP financial measure. We have presented Adjusted EBITDA because it is a key measure used by our management and the board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business performance. We believe Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Basic and Diluted Share serve as appropriate measures to be used in evaluating the performance of our business and help our investors better compare our operating performance over multiple periods. Accordingly, we believe that Adjusted EBITDA and Adjusted Net Income (Loss) provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and our board of directors.
Our use of Adjusted EBITDA and Adjusted Net Income (Loss) have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are as follows:

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although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA does not reflect: (1) interest and tax payments that may represent a reduction in cash available to us; (2) capital expenditures, future requirements for capital expenditures or contractual commitments; (3) changes in, or cash requirements for, working capital needs; (4) the potentially dilutive impact of stock-based compensation; (5) potential ongoing costs related to the financial restatement and related activities; (6) loss on debt extinguishment or (7) potential future restructuring expenses; and

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Adjusted Net Income (Loss) does not reflect: (1) potential future restructuring activities; (2) the potentially dilutive impact of stock-based compensation; (3) potential ongoing costs related to the financial restatement and related activities; (4) loss on debt extinguishment; or (5) potential future restructuring expenses; and

•
other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income (Loss) or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA and Adjusted Net Income (Loss) along with other U.S. GAAP-based financial performance measures, including various cash flow metrics and our U.S. GAAP financial results.

The following is a reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP financial measure, Net Income (Loss) (in thousands):

	Three Months Ended		Nine Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss)	$4,749	$(4,286)	$(1,373)	$(33,386)
Interest expense, net	6,425	6,238	19,079	14,809
Provision (benefit) for income taxes	(110)	337	471	739
Depreciation and amortization expense	1,081	1,047	3,119	3,228
Stock-based compensation expense	2,055	1,100	5,407	2,818
Restructuring charges	(64)	1,227	1,020	5,428
Loss on debt extinguishment	—	5,033	—	17,458
Cost related to financial restatement and related activities	564	4,297	12,743	12,743
Other non-recurring (income) expense, net	—	(3,925)	—	(3,176)
Adjusted EBITDA	$14,700	$11,068	$40,466	$20,661

The following is a reconciliation of Adjusted Net Income to the most comparable U.S. GAAP financial measure, Net Income (Loss) (in thousands):
	Three Months Ended		Nine Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss)	$4,749	$(4,286)	$(1,373)	$(33,386)
Restructuring charges	(64)	1,227	1,020	5,428
Loss on debt extinguishment	—	5,033	—	17,458
Stock-based compensation	2,055	1,100	5,407	2,818
Cost related to financial restatement and related activities	564	4,297	12,743	12,743
Other non-recurring (income) expense, net	—	(3,925)	—	(3,176)
Adjusted Net income	$7,304	$3,446	$17,797	$1,885

Adjusted Net Income per share:
Basic	$0.19	$0.10	$0.48	$0.05
Diluted	$0.16	$0.08	$0.40	$0.05
Weighted average shares outstanding:
Basic	38,134	35,552	36,828	35,500
Diluted	46,567	41,033	44,213	41,747